Tri-State 1st Banc, Inc.

16924 St. Clair Avenue

East Liverpool, Ohio 43920

(330) 385-9200

Press Release

May 3, 2006

Contacts: Charles B. Lang, President

Stephen Beadnell, Chief Financial Officer

Phone: (330) 385-9200

For Immediate Release

Tri-State 1st Banc Reports Second Quarter Dividends

East Liverpool, OH -- The Board of Directors of Tri-State 1st Banc, Inc. (NASDAQ "TSEO"), the parent company of 1st National Community Bank, Gateminder Corporation and MDH Investment Management, Inc. declared a cash dividend payable to its shareholders in the amount of $0.10 per share. The dividend was declared at a meeting of the Directors on April 27, 2006. The dividend is payable on June 9, 2006 to shareholders of record on May 12, 2006.

1st National Community Bank operates seven banking offices; five in Columbiana County, Ohio and one each in New Cumberland, West Virginia and Midland, Pennsylvania. The Bank maintains ten ATM locations for the convenience of its customers at six of its banking offices and at four off-site locations in the tri-state area. Bank customers have surcharge free use of these ten ATM machines.

The Office of the Comptroller of the Currency chartered the 1st National Community Bank on June 1, 1987 as a national banking association. There are presently 63 full-time employees of the Bank. Charles B. Lang serves as Chairman; Edward L. Baumgardner serves as CEO of the Bank and Stephen Beadnell as the CFO.